Exhibit 10.4

2017 Executive Bonus Plan

This plan document outlines the Blucora Executive Bonus Plan (the “Plan”) for calendar year 2017. To the extent any provision of this Plan conflicts with any provision of an Executive’s employment agreement, then such employment agreement will control.

PLAN OBJECTIVES

•
Provide variable pay opportunities and targeted total cash compensation that are (a) aligned with key financial drivers, and (b) otherwise consistent with the total cash compensation philosophy outlined from time to time by the Compensation Committee of the Compensation Committee of Blucora’s Board of Directors (“Compensation Committee”).

•	Increase the competitiveness of executive pay without increasing fixed costs, making bonus payments contingent upon organizational and individual success.

•	Create internal consistency and standard guidelines among the executive peer group.

EFFECTIVE PERIOD
The Plan is effective for calendar year 2017 and may be changed at any time at the sole discretion of the Compensation Committee.

PARTICIPATION ELIGIBILITY, BONUS TARGETS AND PAYOUT TIMING
The positions eligible for participation in the Plan are listed in the table below. Each participant’s annual bonus target, which is stated as a percentage of annual base salary, is also set forth in the table below. If the executive leadership team changes, any additions to the Plan will be recommended by the CEO and approved by the Compensation Committee. Payment of bonuses awarded under this Plan will be made annually, following the conclusion of the calendar year.

Job Title	Target Bonus %
President and Chief Executive Officer	200%
Chief Financial Officer and Treasurer	60%
Chief Legal and Administrative Officer	60%
Chief Human Resources Officer	50%
Chief Marketing Officer	40%
President, TaxAct*	60%
Chief Executive Officer, HD Vest*	100%

* Executive’s bonus for 2017 will be pro-rated to reflect the number of days of his employment in 2017 and will be no lower than the pro-rated amount of the Target Bonus.

PLAN DESIGN
The Plan includes financial performance that differ among plan participants as noted in the table below.

	Target Weighting
Target Category	CEO	CFO	CLO	CMO	CHRO	CEO - HD	CEO - TA
Consolidated Revenue	50%	50%	50%	30%	50%
Consolidated Adj EBITDA	50%	50%	50%	30%	50%	20%	20%
Tax Revenue							30%
Tax Segment Income*							30%
Paid DDIY Efiles				20%			20%
HDV Net Revenue						30%
HDV Segment Income*						30%
Fee Base Net Flows						20%
Advisor Recruiting				20%
Total	100%	100%	100%	100%	100%	100%	100%
*Pre-bonus

Each financial component may be achieved at a payout percentage ranging from 0 to 150%. The relevant Executive Bonus Payment Scale set forth in the Bonus Scales section is applied to determine the payout percentage of the financial performance components. The financial performance component targets at 100% match the corresponding operating plans for HDV, TaxAct and corporate opex approved by the Board of Directors. Efile targets shall be adjusted based on actual overall market performance relative to the assumptions for overall market performance in the budget model.

Financial Targets

The financial performance components used to determine the bonus achievement are defined below. All components that are subject to normalization (e.g., removal of non-recurring expenses and/or revenue) shall only be so adjusted by the Compensation Committee, in its sole discretion.

•	Consolidated Revenue: Consolidated, externally reported Revenue

•	Consolidated Adjusted EBITDA: Consolidated, externally reported EBITDA, normalized for internally developed software and other non-operational items

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•	Segment Revenue or Income (as applicable): Externally reported Income or Revenue for the applicable segment, with Income normalized for internally developed software and other non-operational items

•	Paid DDIY Efiles: Total DDIY efiles that are paid during the IRS designated filing season

•	Fee Based Net Flows: Actual new fee based assets relative to plan

•	Advisor Recruiting: Actual new advisors onboarded onto the HD Vest platform relative to plan

Bonus Scales

The applicable Executive Bonus Payment Scale below will be used to calculate the available amounts to be paid to each executive based on the financial performance components.

Performance Level	Financial Performance vs. Target	Bonus Achievement	Added Payout Rate Per 1% Attainment
Below Minimum	0% - 79%	0.0%	----
Decelerated	80% - 84%	50.0% - 78%	7%
1:1	85% - 115%	85% - 115%	----
Accelerated	116% - 120%	122% - 150%	7%
Maximum	> 120%	Capped at 150%	----

•	Rounding. Performance results will be rounded up to the nearest whole percentage point. For example, if the calculated performance achievement percentage is 79.1%, it will be rounded up to 80%.

•
Performance Thresholds. There will be no payout for a financial performance component if the minimum specified threshold is not achieved. However, if the threshold for one financial performance component is not achieved, a bonus may still be earned on the other financial performance component(s), provided performance for that measure achieves the applicable threshold.

•
Acceleration Below and Above Target. For determining bonus achievement percentage where a range is indicated in the financial performance vs. target column, the whole percentage point of financial performance achieved is mapped to the corresponding bonus achievement percentage using a linear scale between the low and high points in the range.

EMPLOYMENT REQUIREMENTS
In order to be eligible for a bonus payment under the Plan, and for a bonus to be considered earned under the Plan, participants must be employed at the end of the fiscal year; provided, however, that if a participant’s employment is terminated during the year “without Cause” or by the participant for “Good Reason” or due to “Constructive Termination” as such terms are defined in the applicable participant’s employment agreement, then the participant will be entitled to accrued bonus as of the date of his or her

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termination. Accrued bonus will be calculated as pro-rata achievement of financial performance components based on the then-current annual forecast.

APPROVAL
All bonus payments made to executives will be submitted to the Compensation Committee for final approval. The Compensation Committee may adjust the final bonus amount as it deems appropriate. The Committee has sole discretion to adjust bonus awards to reflect changes in the industry, company, the executive’s job duties or performance, or any other circumstance the Committee determines should impact bonus awards.

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